UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2007

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2051 Palomar Airport Road

Carlsbad, CA 92011

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (760) 431-9286

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On October 2, 2007, the issuer’s subsidiary, Alphatec Spine, Inc., and Bank of the West agreed to mutually terminate the Credit Agreement, by and between Alphatec Spine, Inc. and Bank of the West, dated as of January 25, 2006, as amended and the agreements related thereto (the “BOW Credit Agreement”). The BOW Credit Agreement had a two-year term and a $12.0 million revolving line of credit. In connection with the termination of the BOW Credit Agreement, Alphatec Spine paid off the outstanding principal balance of $1,925,000, and any interest related thereto, which were outstanding under the BOW Credit Agreement. No early termination fees were incurred in connection with the termination of the BOW Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 2, 2007 (the “Effective Date”), the issuer, Alphatec Spine, Inc. and Nexmed, Inc. (collectively, the “Borrowers”) and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. (“Merrill Lynch”) entered into a Credit and Security Agreement (the “Credit Agreement”) that provides for an aggregate $20.0 million commitment to the Borrowers. The Credit Agreement replaced the BOW Credit Agreement.

The Credit Agreement consists of a revolving note in the amount of $20.0 million (the “Loan”). The Loan bears interest at the rate of LIBOR plus 2.75% per annum. The amount available to be drawn under the Loan is limited to 85% of the net collectible value of eligible accounts receivable of the Borrowers plus 75% of the eligible inventory of the Borrowers.

The Loan is secured by a pledge of substantially all currently existing and after-acquired property of the Borrowers, including all proceeds and products therefrom. The Credit Agreement excludes from the collateral (i) any intellectual property rights, including copyrights, patents, trademarks and inbound licenses relating to any of the copyrights, patents or trademarks, and (ii) any claims for damages relating to infringement of the intellectual property. While these items are excluded from collateral, the Credit Agreement contains a covenant in which the Borrowers have agreed not to place any lien on such assets without Merrill Lynch’s consent.

The Credit Agreement contains customary covenants, which, among other things, prohibit the Borrowers from assuming further debt obligations and any liens, unless otherwise permitted under the Credit Agreement. The entire principal amount of the Loan and any accrued but unpaid interest may be declared immediately due and payable in the event of the occurrence of an event of default as defined in the Credit Agreement, which includes the failure to make payments when due, breaches of representations, warranties or covenants, the occurrence of certain insolvency events, or the occurrence of an event or change which could have a material adverse effect on the Borrowers.

A copy of the Credit Agreement referenced in this Item 2.03 will be filed with the issuer’s Quarterly Report on Form 10-Q for the period ending September 30, 2007 and this description is subject in all respects to the actual terms of the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the issuer has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC.
Dated: October 9, 2007

/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq.
General Counsel and Vice President, Compliance